EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors United Auto Group Inc:
We consent to the incorporation by reference in the registration statements No. 333-105311, 333-14971, 333-26219, 333-50816, and 333-61835 on Form S-8 of United Auto Group, Inc. of our reports dated March 14, 2005, except as to the restatement discussed in Note 1, which is as of January 23, 2006 with respect to the consolidated balance sheets of UAG UK Holdings Limited and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K/A of United Auto Group, Inc. (none of the aforementioned financial statements are presented separately therein).
Our report on the aforementioned financial statements includes an explanatory paragraph that refers to a restatement with respect to certain amounts relating to floor plan financing.
/s/ KPMG Audit Plc
Birmingham, United Kingdom
January 23, 2006